EXHIBIT 5.1

Nokia Corporation
P.O. Box 226
FIN-00045 NOKIA GROUP
FINLAND

Ladies and Gentlemen,

I am the Assistant General Counsel of Nokia Corporation, a company incorporated under the laws of the Republic of Finland (the “Company”), and, as such, I have acted on behalf of the Company in connection with the offering by the Company’s indirect subsidiary, NAVTEQ Corporation, a Delaware corporation, of awards of restricted stock units (the “RSUs”).  Holders of RSUs will be entitled to receive shares of the Company (each, a “Share”).  American Depository Shares (the “ADSs”), each representing one Share, are listed on the New York Stock Exchange.

In connection with the opinions expressed below, I have examined:

(i)
the terms and conditions of the offering; i.e., the NAVTEQ Corporation Amended & Restated 2001 Incentive Plan, as adopted by the Board of Directors of the Company in their meeting held on July 21, 2008;

(ii)
the form of documentation to be furnished to employees eligible to participate in the Employee Offering, including a copy of the prospectus supplements prepared in accordance with the requirements of Part I of Form S-8 under the United States Securities Act of 1933, as amended (the “Securities Act”);

(iii)
a signed copy of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the offering, which Registration Statement is being filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on the date hereof;

(iv)	the Articles of Association of the Company; and
(v)	originals, or copies certified or otherwise identified to my satisfaction, of such documents, as I have deemed necessary and appropriate as a basis for the opinion hereinafter expressed.

Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the Shares to be issued upon settlement of the RSUs will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. I am a lawyer admitted to practice in Finland and I am not admitted in, do not hold myself as being an expert on, and do not express any opinion on the law of any jurisdiction other than the laws of the Republic of Finland.

Very truly yours,

/s/ Kaarina Ståhlberg / July 22, 2008

Kaarina Ståhlberg
Vice President, Assistant General Counsel